Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Amanda Mullin
866-947-4663

Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com

ZipRealty, Inc. Announces Fourth Quarter and Fiscal 2005 Results
Emeryville, Calif. – February 28, 2006 – ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its fourth quarter ended December 31, 2005. For the quarter, net revenues were $21.6 million, a 23% increase from the $17.5 million reported in the fourth quarter of 2004. Net income for the period was $17.9 million which includes an income tax benefit of $16.8 million related to a reversal of the Company’s valuation allowance primarily attributable to the deferred tax assets related to net operating loss carryforwards. Excluding this one-time, non cash benefit, net income for the fourth quarter was $1.1 million compared to $0.9 million in the year ago period. Net income per diluted share for the quarter was $0.73 including the income tax benefit. Excluding this effect, net income per diluted share was $0.04 and $0.01 for the fourth quarters ended December 31, 2005 and 2004, respectively.
Eric Danziger, Chief Executive Officer of ZipRealty, commented, “We were pleased with our fourth quarter performance. Excluding the one-time tax benefit, revenue and net income increased 23% and 19% respectively, and these results were particularly gratifying in a transitioning real estate market. Complementing our financial results was incremental strategic progress in new markets. Las Vegas and Houston continue to exceed our forecasts, and we plan to commence operations in Tampa and Orlando during the first half of 2006. Finally, we are announcing today that ZipRealty plans to enter Minneapolis in mid-summer, and we remain comfortable with our prior estimate of four to six new markets this year.”
ZipRealty announced the following operating metrics for the fourth quarter of fiscal 2005 versus the prior year period:
•	At December 31, 2005, 1,366 ZipAgents were employed, an increase of 49%

•	Total value of real estate transactions closed increased approximately 25% to $1 billion

•	Number of transactions closed increased 25% to 2,910

•	Average net revenue per transaction decreased 1% to $7,203

ZipRealty announced the following achievements for fiscal 2005 relative to fiscal 2004:
•	Total value of real estate transactions closed increased approximately 47% to $4.4 billion

•	Number of transactions closed increased 45% to 12,317

•	Average net revenue per transaction increased 3% to $7,395
Eric Danziger concluded, “Despite current market conditions, we believe that ZipRealty remains ideally positioned for long-term growth. We are continuing our efforts in existing and new markets, adding new agents and targeting increased transaction growth. We are also focused on maintaining consistently high customer satisfaction scores, which, in our view, should continue to build our brand over time.”
Balance Sheet & Liquidity
As of December 31, 2005, the Company had approximately $88.9 million of cash, cash equivalents and short-term investments with no long-term debt.
Financial Guidance
Management believes that in addition to generally accepted accounting principles in the United States (“GAAP”) measures, investors may also benefit from examining a non-GAAP measure which the Company refers to as “pro-forma earnings,” which is defined as GAAP earnings, excluding the effect of stock-based compensation, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. Pro forma earnings, and its reconciliation to the nearest GAAP measure, are included in the attached financial tables.
Based upon current visibility into the seasonally slow first quarter, the Company expects revenues to range between $16.5 and $18.5 million. At this revenue level, reported net loss per outstanding share is expected to be between $0.17 and $0.22 with a corresponding pro forma loss per outstanding share range of $0.15 to $0.20.
For the full year ended December 31, 2006, management expects revenues to range between $105 and $115 million. The Company also expects reported earnings per fully diluted share for fiscal 2006 to be between $0.02 and $0.08 with a corresponding pro forma earnings per fully diluted share range of $0.15 to $0.25.
During the fourth quarter of fiscal 2005, the Company reversed its valuation allowance on deferred tax assets. Subsequent to this reversal and the Company’s implementation of FAS123(R), the Company currently estimates an effective 2006 income tax rate of between 50% and 70% will be recorded for book purposes. Despite the book tax rate, however, ZipRealty does not expect to pay material cash taxes until it exhausts its $44.8 million of federal and $29.2 million of state net operating loss carryforwards. The Company’s cash taxes are limited to certain AMT taxes that currently result in an effective cash tax rate of approximately 3% to 4%.
Use of Non-GAAP Financial Measures
To supplement its consolidated financial statements presented in accordance GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “proforma earnings” which excludes certain items including stock-based compensation charges, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between quarters. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Conference Call Details
A conference call to discuss fiscal fourth quarter financial results and future guidance will be webcast live on Tuesday, February 28, 2006 at approximately 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing (800) 819-9193. A replay of the conference call will be available through March 7, 2006 by dialing (888) 203-1112, password 5394039.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 16 major metropolitan areas in eleven states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding future expansion into new markets, future growth in new and existing markets, future growth in agent force and number of transactions, the future state of the residential real estate market, future customer satisfaction scores and brand building, statements under “Financial Guidance” concerning expected revenues and earnings/loss per share for the quarter ending March 31, 2006 and the full year ending December 31, 2006, and statements concerning future treatment of the Company’s tax valuation allowance and stock option expense costs and future tax obligations. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the newness of the Company’s business model, the Company’s limited operating history and only recent profitability, economic events or trends in housing prices, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, seasonality, competition, interest rates, consumer use of the Internet or other items that are beyond the Company’s control, the protection of the

Company’s brand identity, intellectual property rights and computer systems, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, internet content, privacy and other matters as well as rules of real estate industry organizations, the Company’s ability to estimate the financial impact of expensing option grants, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005. ZipRealty assumes no obligation to update the forward-looking statements included in this release.

ZipRealty, Inc.
Statements of Operations
(In thousands, except per share amounts and operating data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net transaction revenues	$20,960	$17,079	$91,082	$60,749
Referral and other revenues	627	468	2,323	1,539

Net revenues	21,587	17,547	93,405	62,288

Operating expenses
Cost of revenues	11,646	9,468	51,084	33,858
Product development	787	607	2,749	2,245
Marketing and business development	2,576	2,496	12,303	8,821
General and administrative	6,204	4,329	21,939	14,342
Stock-based compensation	34	32	140	159
Litigation	—		4,164	—

Total operating expenses	21,247	16,932	92,379	59,425

Income from operations	340	615	1,026	2,863

Other income (expense):
Interest income	774	316	2,741	411
Other income (expense), net	(3)	—	(14)	(1)

Total other income (expense), net	771	316	2,727	410

Income before income taxes	1,111	931	3,753	3,273

Provision (benefit) for income taxes	(16,790)	43	(16,714)	89

Net income	$17,901	$888	$20,467	$3,184

Cumulative preferred stock dividends	$—	$79	$—	$552
Amount allocated to participating preferred stockholders	—	680	—	2,632

Net income available to common stockholders	$17,901	$129	$20,467	$—

Net income per share:
Basic	$0.88	$0.01	$1.02	$—
Diluted	$0.73	$0.01	$0.82	$—

Weighted average common shares outstanding:
Basic	20,260	10,706	20,089	3,798
Diluted	24,546	16,440	25,080	3,798

Other operating data
Number of ZipAgents at beginning of period	1,383	782	914	440
Number of ZipAgents at end of period	1,366	914	1,366	914

Total value of real estate transactions closed during period (in billions)	$1.0	$0.8	$4.4	3.0
Number of transactions closed during period (1)	2,910	2,337	12,317	8,500
Average net revenue per transaction during period (2)	$7,203	$7,308	$7,395	$7,147

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma net income and pro forma net income per share
 Pro forma net income and pro forma net income per share have been computed to give effect to excluding stock-based compensation, non-cash income taxes and the one-time item recorded in 2005 related to the settlement of threatened litigation. Management believes that pro forma net income for the three months and twelve months ended December 31, 2005 provides useful information to investors because it excludes the impact of stock based compensation, non-cash income taxes and one-time items and is thus more readily comparable.

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2005	2005
Net income as reported	$17,901	$20,467
Add: Litigation	—	4,164
Add: Stock-based compensation	34	140
Deduct: non-cash income taxes	(16,842)	(16,842)

Pro forma net income	$1,093	$7,929

Pro forma net income per share:
Basic	$0.05	$0.39
Diluted	$0.04	$0.31

Pro forma weighted average common shares outstanding:
Basic	20,260	20,089
Diluted	24,752	25,311

ZipRealty, Inc.
Balance Sheets
(in thousands)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$6,868	$11,525
Short-term investments	82,041	71,972
Accounts receivable, net of allowance	1,634	1,089
Prepaid expenses and other current assets	3,138	2,102
Current and deferred income taxes	500	—

Total current assets	94,181	86,688

Restricted cash	90	190
Property and equipment, net	2,538	1,236
Deferred tax asset, net	17,053	—
Other assets	91	12

Total assets	$113,953	$88,126

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,631	$1,478
Accrued expenses	8,503	4,287

Total current liabilities	10,134	5,765

Other long-term liabilities	38	90

Total liabilities	10,172	5,855

Stockhoders’ equity
Common stock: 20,273 and 19,880 shares issued and outstanding at December 31, 2005 and 2004, respectively	20	20
Additional paid-in capital	130,077	128,555
Common stock warrants	6,094	6,369
Deferred stock-based compensation	(257)	(438)
Accumulated other comprehensive loss	(490)	(105)
Accumulated deficit	(31,663)	(52,130)

Total stockholders’ equity	103,781	82,271

Total liabilities and stockholders’ equity	$113,953	$88,126